Exhibit 99.5

Deloitte & Touche LLP 30 Rockefeller Plaza New York, NY 10112-0015 USA Tel: +1 212 492 4000 Fax: +1 212 489 1687 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To Brookfield Property Partners L.P.:

We have audited the accompanying Combined Statement of Revenues and Certain Operating Expenses of the Brookfield Portfolio for the year ended December 31, 2020, and the related notes (the “Statement”).

Management’s Responsibility for the Statement

Management is responsible for the preparation and fair presentation of this Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain operating expenses of the Brookfield Portfolio described in Note 2 of the Statement for the year ended December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We draw attention to Note 2 of the Statement, which describes that the accompanying Statement was prepared for the purpose of complying with the rules and regulations under Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and is not intended to be a complete presentation of the Brookfield Portfolio’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

July 15, 2021

ACQUIRED MULTIFAMILY AND OFFICE BROOKFIELD PORTFOLIO

COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

FOR THE THREE MONTHS ENDED MARCH 31, 2021 (UNAUDITED) AND THE YEAR ENDED DECEMBER 31, 2020

(in USD thousands)

	Three Months Ended March 31, 2021 (Unaudited)	Year Ended December 31, 2020
Revenues
Rental revenue	$12,568	$46,537
Other revenue	558	2,110

Total revenues	13,126	48,647
Certain Operating Expenses
Rental property operating	(2,368)	(10,477)

Total certain operating expenses	(2,368)	(10,477)

Revenues in Excess of Certain Operating Expenses	$10,758	$38,170

See accompanying notes to Combined Statements of Revenues and Certain Operating Expenses.

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES

1. ORGANIZATION

In connection with the consummation of a planned adviser transition agreement, Oaktree Real Estate Income Trust, Inc. (the “REIT”) expects to acquire interests in a portfolio comprised of one office property and two multifamily properties (collectively, the “Brookfield Portfolio”). The Brookfield Portfolio will be acquired in consideration for shares of common stock of the REIT or interest in a subsidiary operating partnership (the “Operating Partnership”). The multifamily properties are located across 2 states in the continental United States, with the office property located in London, United Kingdom. The Brookfield Portfolio is currently owned by Brookfield Property Partners L.P.

2. BASIS OF PRESENTATION

The combined statements of revenues and certain operating expenses (the “Statement”) for the Brookfield Portfolio have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in a Current Report on Form 8-K of the REIT, and with the provisions of SEC Rule 3-14 of Regulation S-X, which require certain information with respect to real estate operations to be included with certain filings with the SEC. The Statement includes the combined historical revenues and certain operating expenses of the Brookfield Portfolio, exclusive of items which may not be comparable to the proposed future operations of the Brookfield Portfolio subsequent to its acquisition by the REIT. Material amounts that would not be directly attributable to future operating results of the Brookfield Portfolio are excluded, and the Statement is not intended to be a complete presentation of the Brookfield Portfolio’s revenues and expenses. Items excluded consist primarily of interest expense, depreciation and amortization expense, and the amortization of above or below market leases recorded in conjunction with the original purchase price accounting.

The Statement for the three months ended March 31, 2021 is unaudited. In the opinion of management, the unaudited interim period includes all adjustments, which are of a normal and recurring nature, necessary for a fair and consistent presentation of the Brookfield Portfolio’s results of operations. The results of operations for the unaudited interim period presented are not necessarily indicative of full year results of operations.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of these Statements of Revenues and Certain Expenses in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Revenue Recognition

Rental revenue is recognized on a straight-line basis. As such, the rental revenue for those leases that contain rent abatements and contractual increases are recognized on a straight-line basis over the applicable terms of the related lease. Other revenue largely represents parking revenue, homesharing revenue, insurance revenue, storage fees and health club fees and other revenues.

Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of repairs and maintenance, real estate taxes, management fees, insurance, utilities and other operating expenses that are expected to continue in the proposed future operations of the properties.

Foreign Exchange

Revenues and expenses associated with Principal Place are originally denominated in GBP and have been converted to USD for reporting purposes using the weighted average foreign exchange rate for the respective periods presented.

Subsequent Events

Brookfield Property Partners L.P. has evaluated events through July 15, 2021, the date the Statements of Revenues and Certain Expenses were available to be issued and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the notes to the Statements of Revenues and Certain Expenses.

4. OPERATING LEASES

The future minimum lease payments to be received under non-cancelable operating leases in effect as of December 31, 2020 are as follows (in USD thousands):

Years ending December 31:
2021	$49,133
2022	48,283
2023	48,387
2024	48,855
2025	49,329
Thereafter	348,294

Total	$592,281

5. LEASE OBLIGATIONS

The future finance lease obligations related to a ground lease on the office property as of December 31, 2020 are as follows (in USD thousands):

Years ending December 31:
2021	$2,649
2022	2,967
2023	2,967
2024	2,967
2025	2,967
Thereafter	55,642

Total	$70,159

6. COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the property other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

7. MANAGEMENT AGREEMENT

In connection with the management of the rental operations, a property management fee was paid to an unrelated third party, which was calculated as 3% of gross cash receipts per quarter. Property management fees of $98,733 (unaudited) and $458,079 were recorded for the three-month period ended March 31, 2021, and the year ended December 31, 2020, respectively.

8. CONCENTRATION OF RISK

There are two multifamily properties in the acquired Brookfield Portfolio; one is located in Nashville, TN and the other in Orlando, FL. These properties are subject to the risks of real property ownership and local and national economic growth trends.

There is one office property in the acquired Brookfield Portfolio; Principal Place in London in the United Kingdom. Principal Place earned approximately 97% and 97% (unaudited) of its rental revenue from its anchor tenant, Amazon, for both the year ended December 31, 2020 and for the three month period ended March 31, 2021, respectively. The lease with Amazon goes through 2032. The loss of this tenant could have a significant negative impact on operations.